EXHBIIT 2.3



                                                            CONFORMED COPY


                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER, dated as of August 5, 1996 (this "Plan of Merger") by and among First Essex Bank, FSB, a federal savings bank in stock form and the wholly owned subsidiary of First Essex Bancorp, Inc. ("Savings Association"), and Pelham Bank and Trust Company, a trust company organized and existing under the laws of New Hampshire and the wholly owned subsidiary of Finest Financial Corp. ("Bank"). Savings Association and Bank are hereinafter sometimes collectively referred to as the "Constituent Corporations".

         This Plan of Merger is being entered into pursuant to an Agreement and Plan of Reorganization dated as of the date hereof by and among First Essex Bancorp, Inc., Finest Financial Corp. and the Bank (the "Agreement").

         All capitalized terms used herein without definition are used with the meanings ascribed thereto in the Agreement.

         In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.01 Surviving Corporation. In accordance with the provisions of this Plan of Merger and the laws of the United States and the State of New Hampshire, at the Effective Time (as hereinafter defined), Bank shall be merged with and into Savings Association (the "Merger") and the separate corporate existence of Bank shall cease. Bank shall be the disappearing institution as such term is defined in 12 C.F.R. ss. 552.13(b)(5). Savings Association shall be the resulting institution in the Merger as such term is defined in 12 C.F.R. ss. 552.13(b)(8) (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the United States. The name of the Surviving Corporation shall continue to be "First Essex Bank, FSB". The locations of the home office and all other offices of the Surviving Corporation, as shall be established and authorized immediately after the Effective Time, shall be as set forth in Schedule 1.01 hereto.

         1.02     Effect of the Merger.

                  (a) At the Effective Time, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of



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         them, shall be transferred to and vested in the Surviving  Corporation, without further act or deed, and all claims, demands, property and other interest shall be the property of the Surviving Corporation, and the title to all real estate vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation. All of the deposit liabilities of the Surviving Corporation shall continue to be insured up to the applicable limits under the Federal Deposit Insurance Act through the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

                  (b) From and after the Effective Time, the rights of creditors or any liens upon property of any Constituent Corporation shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such corporation, or any stockholder, director, or officer thereof, be released or impaired by the Merger, but the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Constituent Corporations in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities or obligations. The stockholders, directors, and officers of the
         Constituent Corporations shall continue to be subject to all liabilities, claims and demands existing against them as such at or before the Merger. No action or proceeding then pending before any court or tribunal of the United States, the Commonwealth of Massachusetts, the State of New Hampshire or otherwise in which any Constituent Corporation is a party, or in which any such stockholder, director, or officer is a party, shall abate or be discontinued by reason of the Merger, but any such action or proceeding may be prosecuted to final judgment as though no merger had taken place, or the Surviving Corporation may be substituted as a party in place of any Constituent Corporation by the court in which such action or proceeding is pending. Any judgment rendered against any Constituent Corporation may be enforced against the Surviving Corporation.

         1.03 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Bank acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Plan of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Plan of Merger.

         1.04 Charter and By-laws. The Charter and By-laws of Savings Association, as in effect at the Effective Time, shall be the Charter and By-laws of the Surviving Corporation and shall thereafter continue to be its Charter and By-laws until amended as provided therein or by law.

         1.05 Directors and Officers. The directors and officers of Savings Association immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Charter and By-laws of the Surviving Corporation and applicable


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law. The number,  names,  residence addresses and terms of all such directors of the Surviving Corporation are as set forth in Schedule 1.05 hereto.

         1.06 Effective Time; Conditions. If all of the conditions precedent set forth in Article VI of the Agreement have been satisfied or waived, and this Plan of Merger is not terminated under Section 3.01 hereof, immediately following the consummation of the Acquisition Merger, Articles of Combination with respect to the Merger shall be prepared by Savings Association and Bank and filed and recorded with the Executive Secretary of the Office of Thrift Supervision pursuant to Section 12 C.F.R. ss. 552.13(j). The Merger shall become effective at, and the Effective Time shall be, the date and time at which the Articles of Combination are endorsed by the Executive Secretary of the Office of Thrift Supervision (such date and time is herein referred to as the "Effective Time").


                                   ARTICLE II

                              CONVERSION OF SHARES


         2.01     Effect on Outstanding Shares.

                  (a) Savings Association Common Stock. Each share of common stock of Savings Association, par value $10.00 per share ("Savings Association Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding upon the Effective Time and shall constitute such number of shares of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represented outstanding shares of Savings Association Common Stock shall on and after the Effective Time be deemed for all purposes to represent such like number of shares of Surviving Corporation Common Stock issued and outstanding as of the Effective Time in accordance with this Section 2.01(a).

                  (b) Bank Common Stock. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of Bank, par value $2.50 per share ("Bank Common Stock"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the appropriate number of issued and outstanding shares of Surviving Corporation Common Stock based upon the fair market value of the shares of Savings Association Common Stock as compared to the fair market value of the shares of Bank Common Stock immediately prior to the Effective Time. Each certificate which immediately prior to the Effective Time represented outstanding shares of Bank Common Stock shall on and after the Effective Time be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of Bank Common Stock represented by such certificate shall have been converted pursuant to this Section 2.01(b).




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                                   ARTICLE III

                                    COVENANTS

         3.01 Approvals. This Plan of Merger shall be submitted to the sole stockholder of each of Savings Association and Bank for approval, ratification and confirmation in accordance with the applicable provisions of law and the respective charter and by-laws of Savings Association and Bank. Savings Association and Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, which may be necessary for consummation of the Merger on the terms herein provided, including without limitation, the preparation, execution and submission of applications, reports, forms, notices or petitions, as applicable, to the New Hampshire Bank Commissioner and the Director of the Office of Thrift Supervision pursuant to the requirements of applicable state and federal law.

         3.02 Additional Assurances. Savings Association and Bank each agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger.


                                   ARTICLE IV

                               CLOSING CONDITIONS

         4.01 Conditions to Merger. Prior to the Effective Time, the respective obligations of Savings Association and Bank under this Plan of Merger shall be subject to the fulfillment of the following conditions:

                  (a) at a meeting of the sole stockholder of each of Savings Association and Bank, or by written consent in lieu thereof, this Plan of Merger, and the transactions contemplated hereby shall have been duly approved and authorized in accordance with the applicable provisions of law and the respective charter and by-laws of Savings Association and Bank by the affirmative vote of such sole stockholder;

                  (b) the written approval of the Director of the Office of Thrift Supervision with respect to the Merger pursuant to 12 C.F.R. ss. 563.22(a)(1) and any required notice to or approval of the New Hampshire Bank Commissioner with respect to the Merger shall have been obtained and/or made and all applicable statutory waiting periods shall have expired;

                  (c) the consents, approvals and permits of any other regulatory authorities or nongovernmental third parties which may be necessary to consummate the Merger or which are advisable in the judgment of Savings Association to be obtained prior to the consummation of the Merger, or which Savings Association otherwise determines to be necessary or appropriate to enable the Surviving Bank to continue the banking businesses of Savings Association and Bank at



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                                       -5-

         the locations at which such businesses are now being carried on, and in the manner such businesses are being presently conducted, shall have been received and shall remain in effect;

                  (d) no action, suit, proceeding or claim shall have been instituted, made or threatened, and no other event shall have occurred which shall make consummation of the Merger inadvisable in the opinion of the Board of Directors of Savings Association or the Board of Directors of Bank;

                  (e) the Acquisition Merger shall have been consummated.


                                    ARTICLE V

                            AMENDMENT AND TERMINATION

         5.01 Termination. Notwithstanding the approval and adoption of this Plan of Merger by the stockholders of Savings Association and Bank, this Plan of Merger shall terminate forthwith in the event that the Agreement shall be terminated as therein provided. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become null and void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Agreement.

         5.02 Amendment. This Plan of Merger shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto pursuant to an amendment to the Agreement approved in the manner therein provided. If any such amendment to the Agreement is so approved, any amendment to this Plan of Merger required by such amendment to the Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors.


                                   ARTICLE VI

                                  MISCELLANEOUS

         6.01 Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

         6.02 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof, and, to the extent applicable, by federal law.




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                                       -6-

         IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed and delivered as a sealed instrument as of the date first above written.

                                           FIRST ESSEX BANK, FSB



                                           By:  /s/Leonard A. Wilson
                                                 Leonard A. Wilson
                                                 President


Attest:


/s/William F. Burke
William F. Burke
Secretary

                                           PELHAM BANK AND TRUST COMPANY



                                           By:  /s/Brian W. Thompson
                                                 Brian W. Thompson
                                                 President


Attest:


/s/ Irving J. Goss
Irving J. Goss
Executive Vice President and
Chief Financial Officer



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                                       -7-

                                  SCHEDULE 1.01

                    Office Locations of Surviving Corporation


Home Office of First Essex Bank, FSB

296 Essex Street
Lawrence, Massachusetts  01842

Additional Branch Offices of First Essex Bank, FSB

71 Main Street, P.O. Box 2070
Andover, Massachusetts  01810

211 North Main Street
Andover, Massachusetts  01810

555 Chickering Road
North Andover, MA  01845

750 Main Street
Haverhill, Massachusetts  01830

460 South Union Street - Plaza One Fourteen
Lawrence, Massachusetts  01842

555 Broadway
Lawrence, Massachusetts  01842

17 Burnham Road
Methuen, Massachusetts  01844

125 Merrimack Street
Methuen, Massachusetts  01844

24 Orchard View Drive, #1
Londenderry, New Hampshire  03053

Current Offices of Pelham Bank and Trust Company
(To Become Branch Offices of First Essex Bank, FSB)

Bridge Street, P.O. Box 298
Pelham, New Hampshire 03076

1 Wall Street, P.O. Box 32
Windham, New Hampshire 03087

539 South Broadway
Salem, New Hampshire 03079



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                                  SCHEDULE 1.05

                       Directors of Surviving Corporation


1.       Augustine J. Fabiani
         17 Kathleen Drive
         Andover, Massachusetts  01810
         Term expires at 1998 Annual Meeting

2.       Robert H. Watkinson
         104 Wildwood Road
         Andover, Massachusetts  01810
         Term expires at 1999 Annual Meeting

3.       Leonard A. Wilson
         4 Eastman Road
         Andover, Massachusetts  01810
         Term expires at 1998 Annual Meeting

4.       Robert H. Pangione
         245 Brentwood Circle
         North Andover, Massachusetts  01845
         Term expires at 1997 Annual Meeting

5.       Frank Leone, Jr.
         87 Coachman's Lane
         North Andover, Massachusetts  01845
         Term expires at 1997 Annual Meeting

6.       William L. Lane
         154 High Plain Road
         Andover, Massachusetts  01810
         Term expires at 1999 Annual Meeting

7.       Thomas S. Barenboim
         14 Karlton Circle
         Andover, Massachusetts  01810
         Term expires at 1999 Annual Meeting

8.       Walter W. Topham
         20 Houston Avenue
         Methuen, Massachusetts  01844
         Term expires at 1998 Annual Meeting